Exhibit 5.1

October 15, 2013

HD Supply, Inc.
3100 Cumberland Boulevard, Suite 1480
Atlanta, Georgia 30339

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to HD Supply, Inc., a Delaware corporation (the “Issuer”), and the guarantors listed on Schedule I attached hereto (collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333- 191470) filed with the Commission on September 30, 2013 (the “Registration Statement”) relating to the proposed offering by the Issuer of $1,275,000,000 aggregate principal amount of the Issuer’s 7.50% Senior Notes due 2020 (the “New Notes”).

The New Notes are to be issued pursuant to the Indenture, dated as of February 1, 2013, as amended by the First Supplemental Indenture, dated as of February 1, 2013 (together, the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association., as Trustee (the “Trustee”). The obligations of the Issuer pursuant to the New Notes are to be guaranteed by the Guarantors pursuant to and as set forth in the Indenture (such guarantees, collectively, the “Guarantees.”)

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuer and the Guarantors and such other instruments and certificates of public officials, officers and representatives of the Issuer and the Guarantors and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Issuer and the Guarantors and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the New Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that, upon the execution and issuance of the New Notes by the Issuer and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Old Notes, pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will constitute valid and binding obligations of the Issuer, and (2) the Guarantees will constitute valid and binding obligations of the Guarantors.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing.

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we do not express any opinion herein concerning any other laws.  In rendering the opinions expressed herein, we have relied on all matters relating to the laws of Delaware, on the opinion of Richards, Layton & Finger, P.A. delivered to you today; we have relied on all matters relating to the laws of Florida and Maryland, on the opinion of Holland & Knight LLP delivered to you today; we have relied on all matters relating to the laws of Michigan, on the opinion of Clark Hill PLC delivered to you today; and we have relied on all matters relating to the laws of Nevada, on the opinion of Holland & Hart LLP delivered to you today.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Registration Statement.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

Schedule I

Brafasco Holdings II, Inc.
Brafasco Holdings, Inc.
Creative Touch Interiors, Inc.
HD Builder Solutions Group, LLC
HD Supply Construction Supply Group, Inc.
HD Supply Construction Supply, Ltd.
HD Supply Distribution Services, LLC
HD Supply Facilities Maintenance Group, Inc.
HD Supply Facilities Maintenance, Ltd.
HD Supply GP & Management, Inc.
HD Supply Holdings, LLC
HD Supply Management, Inc.
HD Supply Power Solutions Group, Inc.
HD Supply Power Solutions, Ltd.
HD Supply Repair & Remodel, LLC
HD Supply Support Services, Inc.
HD Supply Waterworks Group, Inc.
HD Supply Waterworks, Ltd.
HDS IP Holding, LLC
HDS Power Solutions, Inc.
HSI IP, Inc.
LBM Holdings, LLC
ProValue, LLC
White Cap Construction Supply, Inc.